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                                                                    EXHIBIT 99.1

                    MIKE KELLY NAMED PRESIDENT AT PETQUARTERS

LONOKE, AR- June 28, 2001-PetQuarters, Inc. (OTC BB: PDEN) announced today that it has promoted former Executive Vice President Mike Kelly to the position of President of PetQuarters, Inc. Mr. Kelly's promotion is effective immediately and follows the resignation of Niloo Howe who has left the company to accept a partnership in Third Wave Ventures-an early stage venture capital firm based in Los Angeles. Ms. Howe continues to serve on the board of directors of PetQuarters, Inc.

"We are very excited to have Mike Kelly assist in leading the company as we enter the next phase of our development," said PetQuarters CEO Steve Dempsey. "Mike's unparalleled experience in this industry combined with his innovative successes in catalog retailing will provide us with the visionary leadership needed as we continue to pursue the growth of our catalog and Internet operations." Mr. Kelly will now oversee all day-to-day operations.

Mike Kelly joined PetQuarters, Inc. in August 1999 as Executive Vice-President overseeing the Operations based in Hazleton, Pennsylvania. Prior to joining PetQuarters Mr. Kelly held various Operating and Senior Management positions with PETsMART Direct (formerly Sporting Dog Specialties) from April 1987 to April 1998 - overseeing a variety of pet and equine catalog titles including RC Steele, Pedigrees, Groomer Direct, Wiese Equine Supply and State Line Tack. He also was also Vice President-Catalog for Home Trends, a home care mail-order catalog, from April 1998 to August 1999. Mr. Kelly holds a Bachelor of Science from The Rochester Institute of Technology.

ABOUT PETQUARTERS, INC.

PetQuarters, Inc., located on the Internet at www.allpets.com, distributes quality pet supplies to both an online and offline audience through its award winning web site (www.allpets.com) and catalog. Complete with expert advice and tips, PetQuarters distributes over 1.7 million catalogs to consumers nationwide and offers a broad selection of the highest quality pet products at the best possible value, including a private label line of products sold under the Therapet TM brand name. Packed with information on all aspects of pet care, entertainment and education, the web site also allows visitors to interact directly with pet experts and provides extensive resources, pet movies and

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celebrity interviews. The company provides superior service through a state-of-the-art distribution center in Hazelton, Pennsylvania that includes a customer service center, an internal catalog design department, and a warehouse operation that stocks over 14,000 different products.

Safe Harbor Disclaimer: Certain statements contained herein constitute forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Such statements include, without limitation, statements regarding business and financing plans, business trends and future operating revenues and expenses. Although PetQuarters, Inc. believes that the expectations reflected in such statements are reasonable, it can give no assurance that such expectations will prove to be correct. Forward-looking statements are typically identified by the words: believe, expect, anticipate, intend, estimate and similar expressions, or which by their nature refer to future events.

PetQuarters cautions investors that forward-looking statements made by PetQuarters are not guarantees of future performance, and that the actual results may differ materially from those in the forward-looking statements as a result of various factors, including but not limited to, PetQuarters' ability to
(i) receive short-term financing until it begins to reach positive cash-flow,
(ii) continue its substantial projected growth, or (iii) fully implement its business strategies.